                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           ILLINOIS TOOL WORKS INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                   [ITW LOGO]

                            ILLINOIS TOOL WORKS INC.
                             3600 WEST LAKE AVENUE
                            GLENVIEW, ILLINOIS 60025

                ------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                ------------------------------------------------

                              FRIDAY, MAY 14, 1999
                                   3:00 P.M.

                           THE NORTHERN TRUST COMPANY
                            50 SOUTH LASALLE STREET
                               CHICAGO, ILLINOIS

       The purpose of our 1999 Annual Meeting is to elect ten directors for the upcoming year. The Board of Directors recommends that you vote FOR each of the director nominees.

       You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on March 16, 1999.

       It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To be certain that your shares are represented, please sign, date and return the enclosed proxy card as soon as possible. If your bank or broker offers voting by telephone or over the Internet and you decide to use one of those forms of voting, you do not need to return your proxy card. Whatever method you choose, please vote as soon as possible. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

       Our Annual Report for 1998 is enclosed.

                                          By Order of the Board of Directors,
                                                   Stewart S. Hudnut
                                                       Secretary

March 25, 1999

                            ILLINOIS TOOL WORKS INC.

                ------------------------------------------------

                                PROXY STATEMENT

                ------------------------------------------------

                               TABLE OF CONTENTS

                                                                Page
                                                                ----
Questions and Answers.......................................      1

Election of Directors.......................................      3

Board of Directors and Its Committees.......................      6

Director Compensation.......................................      7

Ownership of ITW Stock......................................      8

Section 16(a) Beneficial Ownership Reporting Compliance.....     11

Executive Compensation......................................     11

Report of the Compensation Committee on Executive
   Compensation.............................................     14

Company Performance.........................................     17

Independent Public Accountants..............................     17

Annual Report on Form 10-K..................................     17

                             QUESTIONS AND ANSWERS

       Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

WHAT AM I VOTING ON?

       We are soliciting your vote on the election of ten directors for the upcoming year.

WHO MAY VOTE?

       Stockholders at the close of business on March 16, 1999, the record date, may vote. On that date, there were 250,307,289 shares of ITW common stock outstanding.

HOW MANY VOTES DO I HAVE?

       Each share of ITW common stock that you own entitles you to one vote.

HOW DO I VOTE?

       To vote, you should sign, date and mail your proxy card in the enclosed postage paid envelope. Alternatively, you may vote by telephone or over the Internet if you hold your shares through a bank or broker that offers either of those options. If you attend the Annual Meeting and choose to vote at that time, ballots will be available.

HOW DOES DISCRETIONARY VOTING AUTHORITY APPLY?

       If you sign, date and return your proxy card, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Susan Crown, Harold B. Smith and Ormand J. Wade to vote for the election of directors and on any other matter that is properly raised at the Annual Meeting. In that event, your proxy will be voted FOR the election of each director nominee and FOR or AGAINST any other properly raised matters at the discretion of Ms. Crown and Messrs. Smith and Wade.

MAY I REVOKE MY PROXY?

       You may revoke your proxy at any time before it is exercised in one of four ways:

        1. Notify ITW's Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy.

        2. Submit another proxy with a later date.

        3. Vote by telephone or Internet after you have given your proxy.

        4. Vote in person at the Annual Meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

       Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted.

WHAT CONSTITUTES A QUORUM?

       The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at the Annual Meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet.

       Abstentions are counted as "shares present" at the meeting for purposes of determining if a quorum exists. In the election of directors, abstentions will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote because the brokers do not have voting authority and have not received voting instructions from you (so-called "broker non-votes") are considered "shares present" for purposes of determining if a quorum exists. Broker non-votes are not considered shares voted and will not affect the outcome of the vote.

WHAT VOTE IS REQUIRED TO ELECT THE DIRECTOR NOMINEES?

       The ten nominees who receive the highest number of votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting.

HOW DO I SUBMIT A STOCKHOLDER PROPOSAL?

       You must submit a proposal to be included in our proxy statement for the May 2000 annual meeting no later than November 26, 1999. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (SEC). You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the May 2000 annual meeting. If you submit such a proposal after February 9, 2000, then SEC rules permit the individuals named in the proxies solicited by ITW's Board of Directors for that meeting to exercise discretionary voting power as to that proposal. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

HOW DO I NOMINATE A DIRECTOR?

       If you wish to nominate an individual for election as director at the May 2000 annual meeting, our Corporate Secretary must receive your nomination by December 31, 1999. Our by-laws require that your nomination include: (1) your name and address; (2) the name, age and home and business addresses of the nominee; (3) the principal occupation or employment of the nominee; (4) the number of shares of ITW stock that the nominee beneficially owns; (5) a statement that the nominee is willing to be nominated and serve as a director; and (6) any other information regarding the nominee that would be required by the SEC to be included in a proxy statement had ITW's Board of Directors nominated that individual. Any nomination that you make must be approved by the Corporate Governance and Nominating Committee as well as the Board of Directors.

WHO PAYS TO PREPARE, MAIL AND SOLICIT THE PROXIES?

       ITW will pay all of the costs of preparing and mailing the proxy statement and soliciting these proxies. We will ask brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials and our Annual Report to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition to mailing proxy materials, our officers, directors and employees may solicit proxies in person, by telephone or otherwise.

                             ELECTION OF DIRECTORS

       Stockholders will elect ten directors at the Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. L. Richard Flury recently resigned from our Board as he completes his move to BP-Amoco's business in the United Kingdom. Each director will serve until the May 2000 annual meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the Board of Directors.

       We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves:


[W.F. ALDINGER PHOTO]   WILLIAM F. ALDINGER III, 51, has served as the Chairman and
                        Chief Executive Officer of Household International, Inc. a
                        consumer finance company, since 1994. From 1986 through
                        1994, Mr. Aldinger held various senior management positions at Wells Fargo Bank, N.A. He serves on the boards of
                        SunAmerica, Inc. and MasterCard International. Mr. Aldinger
                        has been a director of ITW since 1998.

[MICHAEL J. BIRCK       MICHAEL J. BIRCK, 61, founded Tellabs, Inc. and has been its
     PHOTO]             President and Chief Executive Officer since 1975. Tellabs
                        designs, manufactures, markets and services voice and data equipment. Mr. Birck is a director of Molex, Inc. and
                        Tellabs, Inc. He has been a director of ITW since 1996.

[MARVIN D. BRAILSFORD   MARVIN D. BRAILSFORD, 60, has been Vice President of
        PHOTO]          Kaiser-Hill Company LLC, a construction and environmental
                        services company, since 1996. Mr. Brailsford founded the
                        Brailsford Group, an acquisition consulting firm, and served as its President from 1995 to 1996. From 1992 to 1995, he
                        was the President of Metters Industries, an information
                        technology company. Mr. Brailsford retired from the United
                        States Army in 1992 with the rank of Lieutenant General
                        after 33 years of service. He has served as a director of
                        ITW since 1996.
[SUSAN CROWN PHOTO]     SUSAN CROWN, 40, has been Vice President of Henry Crown and
                        Company, a family owned and operated business with
                        investments in securities, real estate and manufacturing
                        operations, since 1984. Ms. Crown is a director of Baxter
                        International Inc. and Northern Trust Corporation and its
                        subsidiary, The Northern Trust Company. She has been a
                        director of ITW since 1994.
[H. RICHARD CROWTHER    H. RICHARD CROWTHER, 66, was the Vice Chairman of ITW from
       PHOTO]           1990 to 1995 and Executive Vice President from 1983 through
                        1989. Mr. Crowther had 36 years of service with ITW prior to his retirement. He is a director of Applied Power Inc. and has been a director of ITW since 1995.
[W. JAMES FARRELL       W. JAMES FARRELL, 56, has been Chairman of ITW since 1996
      PHOTO]            and Chief Executive Officer since 1995. Mr. Farrell served as President from 1994 until 1996 and as Executive Vice
                        President from 1983 until 1994. He has 33 years of service with ITW. Mr. Farrell is a director of Morton International,
                        Inc., Premark International, Inc. and The Quaker Oats
                        Company. He has been a director of ITW since 1995.

[ROBERT C. MCCORMACK    ROBERT C. MCCORMACK, 59, has been a Partner of Trident
        PHOTO]          Capital LP, a venture capital firm, since 1993. Mr.
                        McCormack served as Assistant Secretary of the Navy from
                        1990 to 1993, as Deputy Under Secretary of Defense from 1987 to 1990, and as Managing Director of Morgan Stanley & Co.
                        Incorporated, an investment bank, from 1985 to 1987. He is a director of DeVry, Inc. and has been a director of ITW since
                        1993. He previously was a director of ITW from 1978 through
                        1987.
[PHILLIP B. ROONEY      PHILLIP B. ROONEY, 54, has served as Vice Chairman of The
      PHOTO]            ServiceMaster Company, a network of quality service
                        companies, since 1997. Mr. Rooney was the President of WMX
                        Technologies Inc., a waste management company, from 1985
                        until 1997. He is a director of The ServiceMaster Company
                        and Urban Shopping Centers Inc. and a trustee of the Van
                        Kampen American Capital Open-End Funds. Mr. Rooney has been a director of ITW since 1990.
[HAROLD B. SMITH        HAROLD B. SMITH, 65, has been Chairman of the Executive
     PHOTO]             Committee of ITW since 1982. Mr. Smith is a director of W.W.
                        Grainger Inc. and Northern Trust Corporation and its
                        subsidiary, The Northern Trust Company. He is a trustee of
                        The Northwestern Mutual Life Insurance Company. He has
                        served as a director of ITW since 1968.
[ORMAND J. WADE PHOTO]  ORMAND J. WADE, 59, was Vice Chairman of Ameritech Corp., a
                        telecommunications products and services provider, from 1987 to 1993. Mr. Wade served as the President and Chief
                        Executive Officer of Illinois Bell Telephone Company from
                        1982 to 1986. He is a director of Andrew Corporation and
                        Westell Inc. and has been a director of ITW since 1985.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

       ITW's Board of Directors met five times during 1998. In addition to meetings of the full Board, directors attended meetings of Board committees. The Board of Directors has standing audit, compensation, corporate governance and nominating, and finance committees. Each director attended at least 86% of the meetings of the Board and of the committees on which he or she served.

AUDIT COMMITTEE

Meetings in 1998:           3
Members:                    Susan Crown (Chairman)
                            William F. Aldinger III
                            Michael J. Birck
                            H. Richard Crowther
                            L. Richard Flury
                            Ormand J. Wade
Function:                   Reviews and reports to the Board concerning the engagement of independent public accountants, ITW's internal audit
                            systems and other matters significantly affecting ITW's
                            financial status.

COMPENSATION COMMITTEE

Meetings in 1998:           3
Members:                    Phillip B. Rooney (Chairman)
                            William F. Aldinger III
                            Michael J. Birck
                            L. Richard Flury
                            Robert C. McCormack
                            Ormand J. Wade
Function:                   Administers ITW's compensation plans and approves
                            compensation levels for executive officers.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Meetings in 1998:           2
Members:                    Ormand J. Wade (Chairman)
                            Susan Crown
                            Marvin D. Brailsford
                            Harold B. Smith
Function:                   Receives suggestions, evaluates and recommends director
                            candidates to the Board. Makes recommendations as to Board committees and Board size. Recommends and monitors corporate governance policies and procedures.

FINANCE COMMITTEE

Meetings in 1998:           2
Members:                    Robert C. McCormack (Chairman)
                            William F. Aldinger III
                            Marvin D. Brailsford
                            H. Richard Crowther
                            Phillip B. Rooney
                            Harold B. Smith
Function:                   Reviews and evaluates management proposals relating to ITW's debt and equity financing, dividend policy and payments,
                            acquisitions and divestitures above $20,000,000,
                            investments, real estate and other financing and investment matters.

                             DIRECTOR COMPENSATION

ANNUAL RETAINER AND ATTENDANCE FEES

       For 1998, each ITW director received a $25,000 annual retainer and $1,000 for each Board meeting or committee meeting he or she attended. Committee chairmen received an additional $600 for each committee meeting they chaired. For 1999, the retainer is $35,000, the fee for each Board or committee meeting is $1,500, and the fee for chairmen is an additional $900 per meeting chaired. As of 1999, non-officer directors can elect to receive some or all of their retainer and fees in an equivalent value of ITW common stock. In addition, under our deferred fee plan, a director can defer receipt of all or part of cash fees until he or she is no longer a director. Deferred amounts are credited with interest at current rates.

RESTRICTED ITW COMMON STOCK

       A portion of director compensation includes the periodic grant of restricted ITW common stock, which directly links an element of director compensation with stockholder interests. In January 1998, each non-officer director of ITW received an award of 900 restricted shares. These shares vest equally over three years and fully vest upon the director's death or retirement. Each new non-officer director who joins the Board will be granted an award of 300 shares for each full year of service remaining until January 2001. These shares will vest equally over the years remaining until January 2001 and fully vest upon death or retirement. A director cannot sell the shares until the earliest of retirement, death or January 2001. A director who terminates other than for death or retirement prior to January 2001 will forfeit any unvested restricted shares.

PHANTOM ITW STOCK

       To tie a further portion of their compensation to stockholder interests, non-officer directors of ITW are granted 1,000 units of phantom stock upon becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director's phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. When phantom stock is granted, directors elect to receive the distribution in either a lump sum or in up to ten annual installments. Directors may change this election at any time until two years preceding the distribution. Directors receive the value of their phantom stock account immediately upon a change of control.

OTHER ARRANGEMENTS WITH DIRECTORS

       Harold B. Smith has a one-year agreement with ITW to provide consulting services for a fee of $85,000.

                             OWNERSHIP OF ITW STOCK

DIRECTORS AND EXECUTIVE OFFICERS

       The following table shows how much ITW common stock the directors, the named executive officers, and all executive officers and directors as a group beneficially owned as of December 31, 1998. The named executive officers include the Chief Executive Officer and the four next most highly compensated executive officers based on compensation earned during 1998.

       Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

       The number of shares beneficially owned by each non-officer director includes 900 shares (600 for Mr. Aldinger granted January 4, 1999) of restricted ITW common stock that were granted under the Directors' Restricted Stock Plan. The number of the director's phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock. Phantom stock units are not transferable and have no voting rights. The units are not included in the "percent of class" calculation.

                                                                                               PERCENT
                                                      SHARES OF COMMON STOCK      PHANTOM         OF
             NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED      STOCK UNITS     CLASS
             ------------------------                 ----------------------    -----------    --------
Directors (other than Executive Officers)
  William F. Aldinger III.........................                 700(1)          1,000         *
  Michael J. Birck................................               3,500             2,041         *
  Marvin D. Brailsford............................               2,200             2,036         *
  Susan Crown.....................................              10,700(2)          2,058         *
  H. Richard Crowther.............................             351,612(3)          2,212         *
  L. Richard Flury................................               2,100             2,058         *
  Robert C. McCormack.............................          14,519,200(4)          2,058          5.7
  Phillip B. Rooney...............................              34,641(5)          2,058         *
  Harold B. Smith.................................          38,640,002(6)             --         15.2
  Ormand J. Wade..................................               5,700             2,058         *
Executive Officers
  W. James Farrell................................             444,252(7)             --         *
  Russell M. Flaum................................             103,388(8)             --         *
  Frank S. Ptak...................................             227,552(9)             --         *
  F. Ronald Seager................................             203,038(10)            --         *
  David B. Speer..................................              57,011(11)            --         *
Directors and Executive Officers as a Group (24
  Persons)........................................          40,516,295(12)        17,579         16.0

------------
  *  Less than 1%.

 (1) Includes 100 shares owned by Mr. Aldinger's spouse, as to which he disclaims beneficial ownership.

 (2) Includes (a) 2,000 shares owned in a trust as to which Ms. Crown shares voting and investment power; and (b) 2,000 shares held in trusts of which Ms. Crown's children are beneficiaries and as to which she disclaims beneficial ownership.

 (3) Includes (a) 255,041 shares held in a revocable living trust as to which Mr. Crowther shares voting and investment power; (b) 30,107 shares owned by his spouse as to which Mr. Crowther disclaims beneficial ownership; and (c) 27,104 shares covered by options exercisable within 60 days.

 (4) Includes (a) 400 shares owned in a trust as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; and (b) 14,510,380 shares owned in twelve trusts as to which Messrs. McCormack, E.B. Smith, Jr., H.B. Smith and The Northern Trust Company are trustees and share voting and investment power. Mr. McCormack's address is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025.

 (5) Includes 2,000 owned by Mr. Rooney's spouse, as to which he disclaims beneficial ownership.

 (6) Includes (a) 21,318,764 shares owned in twelve trusts as to which Mr. Smith shares voting and investment power with The Northern Trust and others; (b) 2,164,480 shares owned in ten trusts as to which he shares voting and investment power; (c) 14,510,380 shares owned in twelve trusts as to which Messrs. McCormack, E.B. Smith, Jr., H.B. Smith and The Northern Trust Company are trustees and share voting and investment power; and (d) 69,792 shares owned by a charitable foundation of which Mr. Smith is a director. Mr. Smith's address is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025.

 (7) Includes (a) 1,395 shares owned by Mr. Farrell's son as to which he disclaims beneficial ownership; (b) 1,700 shares owned by Mr. Farrell's spouse as to which he disclaims beneficial ownership; (c) 38,158 shares owned in a partnership as to which Mr. Farrell shares voting and investment power; (d) 7,263 shares owned by a charitable foundation of which Mr. Farrell is an officer; (e) 7,044 shares allocated to Mr. Farrell's account in the ITW Savings and Investment Plan; and (f) 367,000 shares covered by options exercisable within 60 days.

 (8) Includes (a) 1,534 shares allocated to Mr. Flaum's account in the ITW Savings and Investment Plan; and (b) 71,600 shares covered by options exercisable within 60 days.

 (9) Includes 159,500 shares covered by options exercisable by Mr. Ptak within 60 days.

(10) Includes (a) 1,976 shares owned by Mr. Seager's spouse as to which he disclaims beneficial ownership; and (b) 152,500 shares covered by options exercisable within 60 days.

(11) Includes (a) 806 shares allocated to Mr. Speer's account in the ITW Savings and Investment Plan; and (b) 53,500 shares covered by options exercisable within 60 days.

(12) Includes 1,181,018 shares covered by options exercisable within 60 days.

OTHER PRINCIPAL STOCKHOLDERS

       This table shows, as of December 31, 1998, all stockholders other than directors that we know to be beneficial owners of more than 5% of ITW common stock. We have a commercial banking relationship with The Northern Trust Company, which also acts as the trustee under our principal pension plan. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Harold B. Smith and Susan Crown, directors of ITW, are also directors of Northern Trust Corporation and The Northern Trust Company.

                      NAME AND ADDRESS                               AMOUNT OF          PERCENT
                    OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP    OF CLASS
                    -------------------                         --------------------    --------
Edward Byron Smith, Jr......................................       14,753,365(1)           5.8
The Northern Trust Company..................................       46,149,581(2)          18.2

------------
(1) Includes (a) 13,440 shares that Mr. Smith holds directly and as to which he has sole voting and investment power; (b) 32,932 shares owned in two trusts as to which Mr. Smith has sole voting and investment power; (c) 155,733 shares owned in two trusts as to which Mr. Smith shares voting and investment power with his sister; (d) 14,510,380 shares owned in twelve trusts as to which Messrs. McCormack, E.B. Smith, Jr., H.B. Smith and The Northern Trust Company are trustees and share voting and investment power; and (e) 40,880 shares held for the benefit of Mr. Smith's children in four accounts as to which Mr. Smith has sole voting and investment power. Mr. Smith's address is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025.

(2) The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 46,149,581 shares. They have sole voting power with respect to 16,917,386 shares and share voting power with respect to 16,953,619 shares. They have sole investment power with respect to 3,471,813 shares and share investment power with respect to 37,878,984 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 17,428,099 shares, resulting in aggregate holdings by The Northern Trust Company of 63,577,680 shares, or 25.1%. The Northern Trust Company's address is 50 South LaSalle Street, Chicago, Illinois 60675.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires that ITW's executive officers, directors and 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the New York Stock Exchange. Based on a review of copies of these reports provided to us during fiscal 1998 and written representations from executive officers and directors, we believe that all filing requirements were met during 1998.

                             EXECUTIVE COMPENSATION

       This table summarizes the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of ITW.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                      COMPENSATION(3)
                                                                      ---------------
                                                                          AWARDS
                                                                          ------
                                          ANNUAL COMPENSATION           SECURITIES       ALL OTHER
            NAME AND                 ------------------------------     UNDERLYING      COMPENSATION
       PRINCIPAL POSITION            YEAR   SALARY(1)   BONUS(1)(2)       OPTIONS          (4)(5)
       ------------------            ----   ---------   -----------   ---------------   ------------
W. James Farrell.................    1998   $600,000     $877,500         100,000         $42,935(6)
  Chairman and Chief                 1997    499,900      600,000         100,000          48,042
  Executive Officer                  1996    453,754      500,000         400,000          40,808
Frank S. Ptak....................    1998   $312,312     $468,000          60,000         $11,826
  Vice Chairman                      1997    288,017      293,030          50,000          14,140
                                     1996    255,261      275,000              --          11,429
F. Ronald Seager.................    1998   $244,650     $360,000          30,000         $10,983
  Executive Vice President           1997    232,562      220,980          30,000          15,155
                                     1996    218,801      204,580              --          12,160
David B. Speer...................    1998   $214,231     $295,350          30,000         $ 7,203
  Executive Vice President           1997    190,924      183,300          30,000           7,262
                                     1996    179,507      159,480              --           5,931
Russell M. Flaum.................    1998   $230,000     $257,140          30,000         $ 6,516
  Executive Vice President           1997    214,955      218,500          30,000           7,552
                                     1996    208,082      209,195              --           6,411

------------
(1) Actual salary or bonus earned. Includes amounts deferred by the executive under the 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan.

(2) Amounts awarded under the Executive Incentive Plan are calculated on the executive's base salary as of December 31 for that year and paid in the following year.

(3) As part of long term compensation, awards of ITW restricted stock were made under the Stock Incentive Plan in 1994. At December 31, 1998 the number of unvested restricted shares and their value was: Mr. Farrell, 22,400 shares valued at $1,299,200; Mr. Ptak, 22,400 shares valued at $1,299,200; Mr.
    Seager, 14,000 shares valued at $812,000; and Mr. Flaum, 14,000 shares valued at $812,000.

(4) Includes company matching contributions to the 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan as follows: Mr. Farrell, $18,000; Mr. Ptak, $9,369; Mr. Seager, $7,339; Mr. Speer, $6,427;
    and Mr. Flaum $5,308.

(5) Includes interest credited on deferred compensation under the 1993 Executive Contributory Retirement Income Plan in excess of 120% of the Applicable Long Term Rate as follows: Mr. Farrell, $2,854; Mr. Ptak, $2,457; Mr. Seager, $3,644; Mr. Speer, $776; and Mr. Flaum, $1,208.

(6) Includes $22,081 representing imputed income on Mr. Farrell's outstanding home loan made by ITW in 1995. The maximum amount of the loan outstanding during 1998 was $355,000, which by March 1, 1999 had been reduced to $225,000. The imputed rate of interest on the loan is 7.34% per annum and the loan is repayable in annual installments through the year 2000.

       Under stock ownership guidelines established by the Board of Directors, we require each executive officer to own a certain number of shares of ITW stock based upon a multiple of base salary. We have lent money to Messrs. Farrell, Ptak and Flaum to help them comply with these guidelines. The promissory notes evidencing these loans have a five-year term, which is renewable. The executive must repay the note within 180 days following termination of employment with ITW or upon bankruptcy, insolvency, death or breach of the terms of the note. In addition, if we terminate the executive's employment for gross or willful misconduct, then he must repay the note immediately. As of February 28, 1999, Mr. Farrell had an outstanding loan payable December 31, 2000 of $99,760, which is the largest amount that Mr. Farrell has been indebted to us since the beginning of 1998. This loan is at an annual interest rate of 5.91% and is secured by 3,200 shares of ITW stock. Also as of February 28, 1999, Mr. Ptak had two outstanding loans. A loan in the amount of $31,018 payable October 23, 2000 is at an annual interest rate of 6.31% and is secured by 4,000 shares of ITW stock. A second loan in the amount of $25,915 payable December 31, 2000 is at an annual interest rate of 5.91% and is secured by 3,200 shares of ITW stock. The largest aggregate amount that Mr. Ptak has been indebted to us since the beginning of 1998 was $63,363. In addition, in February 1999, Mr. Flaum repaid an outstanding loan of $62,352, which is the largest amount that Mr. Flaum had been indebted to us since the beginning of 1998. The loan was at an annual interest rate of 5.91% and was secured by 2,000 shares of ITW stock.

       In the event of a change of control of ITW, each executive officer's unvested restricted stock and stock options previously granted under the Stock Incentive Plan fully vest. In addition, executives receive a cash payment under the Executive Incentive Plan immediately upon a change of control. The amount paid under the Executive Incentive Plan equals a portion of the maximum awards payable under the Plan for that year based on the number of days in the year that have elapsed as of the date of the change of control.

                             OPTION GRANTS IN 1998

       This table gives information relating to option grants in 1998 to the Chief Executive Officer and the other four most highly compensated executive officers of ITW.

                                                 INDIVIDUAL GRANTS
                               -----------------------------------------------------
                                             PERCENT OF                                   GRANT DATE
                               SECURITIES   TOTAL OPTIONS                                   VALUE
                               UNDERLYING    GRANTED TO     EXERCISE OR                ----------------
                                OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION      GRANT DATE
            NAME               GRANTED(1)       1998         PER SHARE       DATE      PRESENT VALUE(2)
            ----               ----------   -------------   -----------   ----------   ----------------
W. James Farrell.............   100,000          9.0          $58.25       12/11/08       $1,671,000
Frank S. Ptak................    60,000          5.3           58.25       12/11/08        1,002,600
F. Ronald Seager.............    30,000          2.7           58.25       12/11/08          501,300
David B. Speer...............    30,000          2.7           58.25       12/11/08          501,300
Russell M. Flaum.............    30,000          2.7           58.25       12/11/08          501,300

------------
(1) Options become exercisable in four equal annual installments on the anniversaries of the grant or immediately in the event of retirement, disability or death. A restorative option right applies to option grants so long as the option holder is employed by ITW. This means that an option holder who delivers previously acquired shares of ITW common stock in payment of an option's exercise price will be granted an additional option, which is subject to certain restrictions, to purchase the number of shares equal to the number of delivered shares.

(2) The estimated fair value of each option granted is calculated using the Black-Scholes option pricing model. The model assumes a 4.76% risk-free interest rate, 24.5% expected stock volatility, 1.20% dividend yield and 5.5 years expected until exercise.

                          OPTION EXERCISES IN 1998 AND
                          YEAR-END 1998 OPTION VALUES

       This table provides information regarding the exercise of options during 1998 and options outstanding at the end of the year for the Chief Executive Officer and the other four most highly compensated executive officers of ITW. The "value realized" is calculated using the difference between the option exercise price and the price of ITW common stock on the date of exercise multiplied by the number of shares acquired upon exercise. The "value of unexercised in-the-money options at year end 1998" is calculated using the difference between the option exercise price and $58.00 (the closing price of ITW stock on December 31, 1998) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of ITW common stock is greater than the option's exercise price.

                                                     SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           SHARES                        YEAR END 1998                 YEAR END 1998
                         ACQUIRED ON    VALUE     ---------------------------   ---------------------------
        NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----             -----------   --------   -----------   -------------   -----------   -------------
W. James Farrell.....      15,992      $793,882     367,000        445,000      $10,302,000    $6,999,750
Frank S. Ptak........           0             0     159,500        112,500        5,550,999       544,875
F. Ronald Seager.....      15,000       774,843     152,500         67,500        5,393,475       494,175
David B. Speer.......       6,200       329,375      53,500         58,500        1,606,850       243,300
Russell M. Flaum.....           0             0      71,600         60,000        2,347,163       285,113

                                RETIREMENT PLANS

       ITW's principal defined benefit pension plan covers approximately 15,000 domestic business unit employees, including executive officers. Upon retirement, participants receive benefits based on years of service and average monthly compensation for the five highest consecutive years out of the last ten years of employment. Because the Internal Revenue Code imposes limits on those plan benefits, the Board has established a supplemental plan that provides for payments to certain executives equal to benefits that would be paid but for these limitations. The table below shows the maximum estimated annual benefits to be paid under the pension plan and supplemental plan at age 65 normal retirement to individuals in specified compensation and years of service categories. Compensation includes salary and bonus shown in the Summary Compensation Table on page 11.

                                                ESTIMATED ANNUAL NORMAL RETIREMENT BENEFITS(1)
                               --------------------------------------------------------------------------------
                                                   YEARS OF SERVICE AT NORMAL RETIREMENT(2)
       COMPENSATION               10          15          20          25          30          35          40
       ------------            --------    --------    --------    --------    --------    --------    --------
$ 350,000..................    $ 57,750    $ 86,625    $115,500    $144,375    $173,250    $186,375    $199,500
   600,000.................      99,000     148,500     198,000     247,500     297,000     319,500     342,000
   850,000.................     140,250     210,375     280,500     350,625     420,750     452,625     484,500
 1,100,000.................     181,500     272,250     363,000     453,750     544,500     585,750     627,000
 1,350,000.................     222,750     334,125     445,500     556,875     668,250     718,875     769,500
 1,600,000.................     264,000     396,000     528,000     660,000     792,000     852,000     912,000

------------
(1) The actual pension formula in effect excludes an amount equivalent to 0.65% of Social Security covered compensation times the individual's years of service up to 30 years. This exclusion is not reflected in the table and, therefore, the amounts shown are overestimated by relatively small percentages.

(2) Years of service as of December 31, 1998 for the five most highly compensated executive officers were as follows: Mr. Farrell, 33.5 years; Mr. Ptak, 23.1 years; Mr. Seager, 18.6 years; Mr. Speer, 20.5 years; and Mr. Flaum, 12.0 years.

       In addition, under ITW's 1982 Executive Contributory Retirement Income Plan, annual benefits payable beginning at the normal retirement age of 65 for 15 years are as follows: Mr. Farrell, $113,529 and Mr. Seager, $68,266.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

       During 1998, the Compensation Committee of the Board of Directors was composed of six independent non-employee directors. The Committee administers ITW's compensation plans, including the Executive Incentive Plan and the Stock Incentive Plan. The Committee also approves compensation levels for executive officers. In making its decisions, the Committee considers management's contribution to ITW's long-term growth. One performance factor that the Committee considers is ITW's total stockholder return, which is measured by capital appreciation and reinvested dividends. For the ten years ending December 31, 1998, the compound annual stockholder rate of return was 22.4%. For the same period, the rate of return on the Standard & Poor's 500 Index was 19.2% and the rate of return on the Standard & Poor's Diversified Manufacturing Index was 17.3%.

       Compensation for executive officers is composed of base salary, a cash bonus based on performance, and stock incentives. The Committee believes that the stock incentive and cash bonus components align the executive officers' performance with stockholder interests. The Committee's philosophy is to provide executives with total compensation above the median for executives of comparable industrial companies.

       BASE SALARY. In establishing base salaries for the Chief Executive Officer (CEO) and other executive officers, the Committee considers compensation information of a peer group of comparable industrial companies. This peer group includes some of the same companies as the S&P Diversified Manufacturing Index used for the Company Performance graph on page 17. In determining base salary, the Committee considers the officer's past performance and potential future performance as well as ITW's net income and the operating income of the business unit that the executive officer oversees. The Committee's objective is to target base salaries of the CEO and the other executive officers at the 50th percentile of the peer group.

       BONUS. Executive officers receive annual cash bonuses under the Executive Incentive Plan based on predetermined objectives. Maximum bonus opportunities typically range from 50% to 150% of base salary. For the CEO, Vice Chairman and certain executive officers, half of the maximum bonus opportunity is directly tied to ITW's net income. The other half relates to the individual's performance measured against predetermined management goals. For the Executive Vice Presidents, one-eighth of the maximum bonus opportunity is based on ITW's net income, three-eighths is based on the operating income of the operating unit for which the individual is responsible, and the remaining one-half is based on the individual's performance measured against predetermined management goals. For 1998, the average bonus received by executive officers was approximately 95% of the maximum award. These awards reflected ITW's seventh consecutive record earnings performance and the achievement of financial and personal objectives by the executive officers.

       STOCK INCENTIVES. The CEO and other executive officers participate in ITW's Stock Incentive Plan, principally through the grant of stock options to them and other key employees. The magnitude of a stock option award is based on the Committee's evaluation of the executive officer's performance and the officer's ability to influence ITW's long-term growth and profitability. Options are priced at fair market value on the date of grant. The Committee views the Stock Incentive Plan as an effective incentive for executive officers to create value for stockholders since the ultimate value of a stock option is directly related to the increase in the market price of ITW's common stock.

       In 1995, the Board of Directors and the Compensation Committee approved stock ownership guidelines to further their objective of aligning the interests of executive officers and directors with stockholder interests. These guidelines apply to elected and appointed corporate officers as well as to non-officer directors. Recommended stock ownership is stated as a multiple of executive officers' base salaries and of directors' annual retainers as follows: CEO, five times; Vice Chairman and Executive Vice Presidents, three times; Senior Vice Presidents, two times; Vice Presidents, one time; and non-officer directors, four times. The Committee recommends that an executive officer or non-officer director achieve the applicable ownership level within five years.

       Executive officers may satisfy stock ownership guidelines through open market purchases of ITW stock, exercise of stock options, accumulation of ITW stock in ITW's Savings and Investment Plan, and unexercised vested options (less the exercise price and applicable taxes). In addition, under the Executive Incentive Plan, executive officers may elect to take up to half of their annual cash bonus in ITW common stock. Directors may satisfy stock ownership guidelines through open market purchases of ITW stock, vested restricted stock and stock units included in the directors' phantom stock plan.

       ITW retains Hewitt Associates and The Hay Group as compensation consultants to assist the Committee in performing its duties. Hewitt Associates has assisted the Committee since 1985 and The Hay Group since 1987.

       Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to each of the CEO and the other four most highly compensated executive officers. Certain "performance based compensation" is not included in compensation counted for purposes of the limit. The Committee has attempted to structure ITW's compensation programs to preserve full deductibility and will continue to assess the impact of Section 162(m) on its compensation practices.

                                         Phillip B. Rooney, Chairman
                                         William F. Aldinger III
                                         Michael J. Birck
                                         L. Richard Flury
                                         Robert C. McCormack
                                         Ormand J. Wade

                              COMPANY PERFORMANCE

       This graph shows a five-year comparison of cumulative total returns for ITW, the Standard & Poor's (S&P) 500 Composite Index and the S&P Diversified Manufacturing Index. The graph assumes an investment of $100 on December 31, 1993 and the reinvestment of dividends. Total returns are based on market capitalization.

                                    [GRAPHC]

                                                                                                             S&P DIVERSIFIED
                                                   ILLINOIS TOOL WORKS               S&P 500               MANUFACTURING INDEX
                                                   -------------------               -------               -------------------
1994                                                     114.01                      101.32                      103.51
1995                                                     155.53                       139.4                      145.75
1996                                                     212.71                       171.4                      200.86
1997                                                     323.16                      228.59                      239.19
1998                                                     314.55                      293.93                      277.23

---------------------------------------------------------------------------------------------------
  [ ] Illinois Tool Works Inc.      $114.01      $155.53       $212.71      $323.16      $314.55
   x  S&P 500                       $101.32      $139.40       $171.40      $228.59      $293.93
   +  S&P Diversified
      Manufacturing Index           $103.51      $145.75       $200.86      $239.19      $277.23
---------------------------------------------------------------------------------------------------

                         INDEPENDENT PUBLIC ACCOUNTANTS

       Arthur Andersen LLP has been ITW's independent public accounting firm since 1951. During 1998, the Board engaged Arthur Andersen to examine and report on our financial statements, to review its unaudited quarterly financial statements and to assist in the preparation of financial reports required by the SEC and related matters. The Board has engaged Arthur Andersen to act in similar capacities for 1999. Representatives of Arthur Andersen will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                           ANNUAL REPORT ON FORM 10-K

       YOU MAY OBTAIN A FREE COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING SCHEDULES, THAT WE FILED WITH THE SEC. TO DO SO, PLEASE WRITE TO: STEWART S. HUDNUT, SECRETARY, AT ILLINOIS TOOL WORKS INC., 3600 WEST LAKE AVENUE, GLENVIEW, ILLINOIS 60025.

                                   [ITW LOGO]

                                [RECYCLED LOGO]

               This statement has been printed on recycled paper.

PROXY                                                                  PROXY

                            ILLINOIS TOOL WORKS INC.
                3600 WEST LAKE AVENUE, GLENVIEW, ILLINOIS 60025
                  ANNUAL MEETING OF STOCKHOLDERS MAY 14, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Illinois Tool Works Inc. hereby appoints Susan Crown, Harold B. Smith and Ormand J. Wade, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of the Company to be held in Chicago, Illinois on May 14, 1999 with authority to vote as directed by this Proxy at the meeting, and any adjournments of the meeting, all shares of common stock of the Company registered in the name of the undersigned.


     IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.



                        [ILLINOIS TOOL WORKS INC. LOGO]

                            ILLINOIS TOOL WORKS INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                              FRIDAY, MAY 14, 1999

                             3:00 P.M. CENTRAL TIME

                     THE NORTHERN TRUST COMPANY (6TH FLOOR)
                            50 SOUTH LASALLE STREET
                               CHICAGO, ILLINOIS


                                                ITW ILLINOIS TOOL WORKS INC.
                         PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [ ]

[                                                                                                                          ]

1. ELECTION OF DIRECTORS             For  Withhold  For All
   Nominees: W.F. Aldinger III,      All     All    Except      Vote Withheld for the Nominee(s)
   M.J. Birck, M.D. Brailsford,      [ ]     [ ]      [ ]
   S. Crown, H.R. Crowther,                                     --------------------------------------------------------------
   W.J. Farrell, R.C. McCormack,                                THIS PROXY WILL BE VOTED AS DIRECTED.  THE BOARD OF DIRECTORS
   P.B. Rooney, H.B. Smith,                                     RECOMMENDS A VOTE FOR ITEM 1, WHICH IS THE MANNER IN WHICH
   O.J. Wade.                                                   THIS PROXY WILL BE VOTED IF NO DIRECTION IS MADE. THIS PROXY IS
                                                                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
2. In their discretion, upon such
   other matters as may properly                                               Please sign exactly as your name or names appear.
   come before the meeting.                                                    If jointly held, each owner must sign. Executors,
                                                                               administrators, trustees, officers, etc. should
                                                                               give full title as such.


                                                                                                 Dated:               , 1999
                                                                                                       ---------------


                                                                                Signature
                                                                                        ------------------------------------


                                                                                Signature
                                                                                        ------------------------------------

-----------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -


ANNUAL MEETING MAY 14, 1999     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY